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                                QUICKTURN DESIGN SYSTEMS, INC.
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                (Name of Registrant as Specified In Its Charter)

                                 MENTOR GRAPHICS CORPORATION
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                                   MEMORANDUM



To:               Institutional Shareholder Services

From:             Mentor Graphics Corporation

Date:             January 4, 1999

Subject:          January 8, 1999 Special Meeting of Quickturn Stockholders

         This memorandum summarizes certain relevant factors that we believe you should consider in determining your recommendation to your clients as to how they should vote their shares at the Quickturn Special Meeting of Stockholders.

                  1. The current Quickturn directors breached their fiduciary duty and illegally adopted a deferred redemption provision in the Quickturn poison pill.

                  2. The purpose of the illegal poison pill provision was to prevent a newly elected board from selling to Mentor -- even if Mentor was willing to pay more than anyone else.

                  3. Immediately following the Delaware court decision striking down the illegal anti-takeover device, Mentor called Quickturn to seek to see if Quickturn would finally sit down and negotiate a transaction.

                  4. On December 8, 1998, Quickturn said that we should make a new proposal if we so desired but said that we would not be allowed any due diligence.

                  5. We said that we would reply on December 9 -- only one week from the Delaware court decision -- and were told by Quickturn that the timing of our reply would be acceptable.

                  6. Instead of waiting for our higher bid, Quickturn's Board rushed ahead and signed a stock merger agreement with Cadence at $14 per share on the night of December 8.

                  7. The merger agreement with Cadence contains excessive break-up fees and a stock option lock-up.

                  8. The merger agreement feathers the nests of the Quickturn executives and provides that if Keith Lobo, Quickturn's CEO, is unhappy, Cadence can walk away from the merger agreement. This means that Keith Lobo can potentially blow up the deal any time he



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feels like it. Moreover, Cadence has stated that it will allow Quickturn to operate autonomously under Keith Lobo and its current management -- thus fulfilling a goal of Quickturn's management rather than its stockholders.

                  9. Having breached their fiduciary duties, adopted an illegal poison pill and rushed to a premature merger with Cadence with excessive break-up provisions, the current Quickturn directors have forfeited their right to be trusted to maximize stockholder value.

                  10. Mentor's independent nominees are highly qualified businesspersons and professionals who are leaders in their respective fields.

                  11. These nominees are not controlled by, nor affiliated with, Mentor. The nominees have not agreed with Mentor to take any action and Mentor has simply paid them customary fees and given customary indemnification for agreeing to stand for election.

                  12. The nominees' duties as directors of Quickturn will be to do what is in the best interests of the Quickturn stockholders -- not to do what might be best for Mentor.

                  13. Mentor has always understood that these nominees will have the obligation to act independently for the sole benefit of Quickturn stockholders.

                  14. In striking down Quickturn's illegal poison pill amendment, the Delaware Supreme Court recognized Mentor's position on this issue in its opinion issued just last week which stated:

                           "In that regard, we note Mentor has properly acknowledged that in the event its slate of directors are elected, those newly elected directors will be required to discharge their unremitting fiduciary duty to manage the corporation for the benefit of Quickturn and its stockholders."

                  15. If the independent nominees are elected at the January 8, 1999 Special Meeting, we encourage them as directors to auction Quickturn to the highest bidder, subject to their fiduciary duties as directors under applicable law and in accordance with Quickturn's rights and obligations under the merger agreement with Cadence.

                  16. We believe that the Quickturn stockholders have everything to gain and nothing to lose by electing the independent nominees. Their election will NOT terminate the Cadence merger agreement -- which will remain the floor for what the stockholders will receive.

                  17. We have proposed to pay more than $14 per share in a negotiated merger if we can successfully challenge the excessive break-up fees and lock-up option in the Cadence merger agreement.



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                  18. We have said we are willing to consider paying more than
$14 per share if negotiation and due diligence demonstrate greater value to Mentor. Cadence has said that it will run Quickturn separately and will enjoy no significant synergies. We see significant synergies and therefore should, following due diligence be in a position be to pay more than Cadence.